FOR IMMEDIATE RELEASE
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                PROCTER & GAMBLE - SECOND QUARTER 2002/03 UPDATE
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                  PROCTER & GAMBLE GUIDES HIGHER ON BOTTOM LINE


         CINCINNATI, Dec. 11, 2002 - The Procter & Gamble Company today stated that it is raising its estimated earnings per share growth for the December 2002 quarter behind higher operating margin growth versus previous guidance.

         Volume is expected to grow in the high single digits behind strong performance by the health care business unit and continued strength in developing markets. The net impact of acquisitions and divestitures is expected to contribute less than one percent to volume growth during the quarter.

         Sales are expected to finish the quarter in the mid to high single digit range versus year ago. Currently, foreign exchange is expected to have no impact on the top line.

         Core earnings per share, which exclude restructuring charges, are expected to grow in the high single digit range and above current consensus estimates. Earnings in the base period include a one-time gain from the divestiture of Comet. Excluding this impact earnings would have grown in the mid teens. This increase in core earnings is also expected to be accretive versus the current fiscal year consensus estimates. The company is comfortable with existing consensus estimates for the January to June 2003 period.

         Operating margin growth for the quarter is expected to be toward the upper end of the previous guidance range of 100 to 150 basis points. This improvement is driven by gross margin expansion and reduced overhead expenses.

         For the fiscal year, the company expects to achieve its long-term growth rates. Core earnings per share are expected to grow double digits. The growth in reported earnings will exceed the growth in core earnings due to lower restructuring charges versus the prior year. Sales, excluding foreign exchange impacts, are expected to grow four to six percent. Foreign exchange effects are expected to have a slightly positive impact on the top-line for the year.

         All statements, other than statements of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include the achievement of the business unit volume and income growth projections, the successful achievement of the company's cost containment goals, the continued political and/or economic uncertainty in Latin America and the Middle East, any political and/or economic uncertainty due to terrorist activities, the ability to successfully manage and maintain key customer relationships, the stability of material costs as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's most recently filed Forms 10-K and 8-Ks.

         P&G is celebrating 165 years of providing trusted quality brands that make every day better for the world's consumers. We market nearly 300 brands - including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol Nice `n Easy(R) - in more than 160 countries around the world. The P&G community consists of nearly 102,000 employees working in almost 80 countries worldwide. Please visit WWW.PG.COM for the latest news and in-depth information about P&G and its brands.

                                      # # #

P&G CONTACTS:

MEDIA
P&G Corporate Media Center:
         US media call: 1-(866) PROCTER (1-866-776-2837)
         Media outside the US call: +1-(513) 945-9087

INVESTOR RELATIONS
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John P. Goodwin - (513) 983-2414


          P&G will web cast its conference call on Tuesday, January 28, 2003, at 8:30 a.m. to review its second quarter 2002/03 results. The call will last approximately one hour. You may receive the web cast by going to our web site at: http://www.pg.com/investors/

         Check the Corporate Information section of the investor site to view the web cast.

         We suggest you check in at least ten minutes in advance of the start time to complete the brief registration process and ensure you are set up to receive the web cast.